UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 17, 2015

DARA BioSciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19410	04-3216862
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8601 Six Forks Road, Suite 160, Raleigh, NC	27615
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code):  (919) 872-5578

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2015, DARA BioSciences, Inc. (the “Company”) entered into a new executive employment agreement with each of Christopher G. Clement, President and Chief Executive Officer of the Company, David J. Drutz, Chairman and Chief Medical Officer of the Company and David Tousley, Executive Vice President and Chief Financial Officer of the Company (the “Employment Agreements”). Each of the Employment Agreements has an initial term that expires on January 17th, 2018.  The Employment Agreements do not change the compensation being paid to the executives.

Each of Mr. Clement’s and Dr. Drutz’s Employment Agreement provides that if the applicable executive is terminated without Cause or if the Executive terminates for Good Reason (as such terms are defined in the applicable Employment Agreement), he will receive a lump-sum cash payment equal to the greater of (i) one times his then-current base salary, or (ii) the aggregate amount of base salary (at the then-current amount) payments that would be payable over the remaining balance of the initial term of the agreement, or (iii) two times his then-current base salary, if and only if certain performance goals set forth in the applicable executive’s Employment Agreement are met.  Also, in connection with either Mr. Clement’s or Dr. Drutz’s termination without Cause or for Good Reason, the applicable executive will be entitled to payment of COBRA health insurance premiums for up to 12 months following termination and any earned but unpaid bonuses with respect to the then previous fiscal year (to the extent approved by the Company’s Compensation Committee in its sole discretion). Further, if any termination without Cause or for Good Reason occurs up to nine months prior to or 12 months after a Change of Control (as such term is defined in the applicable Employment Agreement), the applicable executive shall also be entitled to a payment equal to his then current target cash bonus amount.

The Employment Agreement with Mr. Tousley provides that if he is terminated without Cause or if he terminates for Good Reason (as such terms are defined in Mr. Tousley’s Employment Agreement), he will receive a lump-sum cash payment equal to the greater of one times his then-current base salary, or (ii) the aggregate amount of base salary (at the then-current amount) payments that would be payable over the remaining balance of the initial term of the agreement.  Also, in connection with any termination without Cause or for Good Reason, Mr. Tousley will be entitled to payment of COBRA health insurance premiums for up to 12 months following termination and any earned but unpaid bonuses with respect to the then previous fiscal year (to the extent approved by the Company’s Compensation Committee in its sole discretion). Further, if any termination without Cause or for Good Reason occurs up to nine months prior to or 12 months after a Change of Control (as such term is defined in Mr. Tousley’s Employment Agreement), Mr. Tousley shall also be entitled to a payment equal to his then current target cash bonus amount.

Each of Mr. Clement’s, Dr. Drutz’s and Mr. Tousley’s Employment Agreement prohibits the applicable executive from engaging in certain activities involving competition with the Company for an 18-month period following termination of his employment with the Company; provided the restricted period is shortened to 12 months in the event of termination without Cause or for Good Reason (as defined in the applicable Employment Agreement).

The foregoing descriptions of the Employment Agreements do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents, the forms of which are attached as exhibits hereto and are incorporated herein.

Item 9.01. Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated January 17, 2015, by and between DARA BioSciences, Inc. and Christopher G. Clement
10.2	Employment Agreement, dated January 17, 2015, by and between DARA BioSciences, Inc. and David J. Drutz
10.3	Employment Agreement, dated January 17, 2015, by and between DARA BioSciences, Inc. and David Tousley

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARA BioSciences, Inc.
Date: January 20, 2015	By:	/s/ Christopher G. Clement
Christopher G. Clement
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated January 17, 2015, by and between DARA BioSciences, Inc. and Christopher G. Clement
10.2	Employment Agreement, dated January 17, 2015, by and between DARA BioSciences, Inc. and David J. Drutz
10.3	Employment Agreement, dated January 17, 2015, by and between DARA BioSciences, Inc. and David Tousley